Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Trustees
Monetta Fund, Inc. and Monetta Trust:

We consent to the use of our report dated February 17, 2012, for Monetta Fund, Inc. and the Monetta Trust (comprised of the Monetta Young Investor Fund, Monetta Mid Cap Equity Fund, and Orion/Monetta Intermediate Bond Fund), which is incorporated by reference herein, and to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information on Form N-1A.

/s/ KPMG LLP

Chicago, Illinois
April 26, 2012